Exhibit 99.1

Marine Products Corporation

Board of Directors Appoints New Director Susan Bell

ATLANTA, December 15, 2020 – Marine Products Corporation (NYSE: MPX) today announced the appointment of Susan Bell to the Board of Directors of the Company effective January 1, 2021.

Bell recently retired from Ernst and Young LLP (EY) after a 36-year career in public accounting, serving in key leadership roles. She served clients as an audit and advisory partner, led the EY Southeast Risk Advisory practice, served as the Atlanta Office Managing Partner and led EY’s Power & Utilities sector focus in the Global Financial Accounting Advisory Services (FAAS) practice. Bell led and advised client service teams supporting implementation of new accounting standards, internal controls implementation and testing, internal audit and enterprise risk management programs and initiatives, securities offerings, merger and acquisition transactions, and implementing enterprise transformational initiatives such as process automation and advanced analytics.

Richard A. Hubbell, President and Chief Executive Officer, stated “We are very pleased to welcome Susan to our Board. Her financial expertise and governance experience will be valuable to Marine Products Corporation.”

Ms. Bell fills a board vacancy arising from the recent retirement of Bill J. Dismuke. Mr. Dismuke joined the Board of Directors in 2005 and served with distinction on the Board and several committees, including the Audit Committee. Mr. Hubbell also expressed the Company’s appreciation for Mr. Dismuke’s service and gratitude for his contributions over the past 15 years.

Marine Products Corporation (NYSE: MPX) is a leading manufacturer of fiberglass boats under three brand names: Chaparral, Robalo and Vortex. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include various models, such as OSX Luxury Sportboats, the 257 SSX, and SunCoast Sportdecks. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models. Chaparral also offers jet powered boats under the Vortex brand name.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

For information contact:

BEN M. PALMER

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

JIM LANDERS

Vice President Corporate Services

(404) 321-2162

jlanders@marineproductscorp.com